Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Alane Moran Public Relations 206/272-6850 a.moran@f5.com
John Eldridge
Investor Relations
206/272-6571
j.eldridge@f5.com

F5 Networks to Acquire Swan Labs, Best-of-Breed WAN Optimization and Application Acceleration Company
Union of Swan Labs and F5 is expected to provide the industry’s most comprehensive and integrated application delivery network for superior application performance, security and availability across the LAN and WAN
SEATTLE, SEPTEMBER 6, 2005 — F5 Networks, Inc. (NASDAQ: FFIV), the leading provider of Application Traffic Management products, today announced that it has signed a definitive agreement to acquire Swan Labs Corporation, a technology leader in the WAN (Wide Area Network) optimization and application acceleration market. The $43 million cash transaction for 100% of the equity of Swan Labs was signed on September 6, 2005 and, subject to customary closing conditions, including acceptance of employment with F5 Networks by certain employees of Swan Labs, is expected to close in the first quarter of F5 Networks’ 2006 fiscal year. Swan Labs is recognized as a visionary in Gartner’s latest Magic Quadrant for Web-Enabled Application Delivery, 2H04.
     Swan Labs’ WAN optimization and application acceleration technologies extend F5’s market leading Application Traffic Management product portfolio. Upon integration, Swan Labs and F5 products together will provide a uniquely powerful enterprise-class solution that is expected to create the only integrated application delivery network to ensure superior performance, security, and availability for all applications – across the WAN and within the LAN.
     “The opportunity to acquire such powerful solutions that nicely round out F5’s optimization portfolio was extremely attractive,” said John McAdam, President and CEO of F5 Networks. “The acquisition will accelerate the execution of our strategy to deliver application acceleration and WAN optimization for all applications and users. A distinct competitive advantage for us is F5’s advanced Traffic Management Operating System that creates a shared application and network services framework that will enable Swan Labs’ solution to integrate well into F5’s architecture. No other vendor in the market has this powerful capability.”
     Upon completion of this acquisition, F5 not only will have access to superior branch office-based and application-specific optimizations through Swan Labs’ WANJet solution, but will also gain access to very advanced web application optimization technology in Swan Labs’ WebAccelerator solution. When combined, Swan Labs’ and F5’s solutions will offer an integrated framework that extends application and network security, acceleration and availability to remote, branch, public and private users – regardless of where they are coming from.
     “The marriage of F5 and Swan Labs is a natural fit and will be an exciting and productive move for the industry and customers,” said Andrew Foss, CEO of Swan Labs. “F5 and Swan Labs have a parallel strategy of a shared services architecture and our combined solutions will offer enterprises the most advanced and integrated application delivery network.”
     Further details about the Swan Labs acquisition will be discussed in a conference call tomorrow, September 7, 2005, at 8:00 a.m. E.T. Call-in numbers: 1-888-552-9191 (US and Canada) and +1-773-756-4632 (international); conference ID: F5 NETWORKS. To listen to the webcast, go to http://www.f5.com/f5/ir/calendar.html and click on the webcast image. A slide presentation designed to accompany the discussion of the Swan Labs acquisition is available for public viewing http://www.f5.com/swanlabs/announcement/ until the end of the month. A replay of the webcast will also be available at www.f5.com. F5 Networks intends to file with the SEC prior to the webcast a Form 8-K that contains additional information concerning the proposed merger. Investors of F5 Networks are encouraged to read such filings and other related SEC filings by F5 when they become available.
About F5 Networks
F5 enables organizations to successfully deliver business-critical applications and gives them the greatest level of agility to stay ahead of growing business demands. As the pioneer and global leader in Application Traffic Management, F5 continues to lead the industry by driving more intelligence into the network to deliver advanced application agility. F5 products ensure the secure and optimized delivery of applications to any user – anywhere. Through its flexible and cohesive architecture, F5 delivers unmatched value by dramatically improving the way organizations serve their employees, customers and constituents, while lowering operational costs. The company is headquartered in Seattle, Washington with offices worldwide. For more information go to www.f5.com.
     All brands, names, or trademarks mentioned in this document are the property of their respective owners.
     This press release may contain forward looking statements relating to future events or future financial performance that involve risks and uncertainties. Such statements can be identified by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts”, “potential” or “continue” or the negative of such terms or comparable terms. These statements are only predictions and actual results could differ materially from those anticipated in these statements based upon a number of factors including those identified in the Company’s filings with the SEC.
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